Crowe

Crowe LLP
Independent Member Crowe Global

September 30, 2020

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K/A of Consumers Bancorp, Inc. dated September 28, 2020, and are in agreement with those statements.

Crowe LLP

Crowe LLP
Cleveland, OH

cc: Mr. Frank Paden
Audit Committee Chairman
Consumers Bancorp, Inc.